Exhibit 4.10
                                  AMENDMENT NO. 1
                           TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT No. 1 (this "Amendment") to the Share Purchase Agreement dated as of December 14, 2000 (the "Agreement"), by and between Infineon Technologies AG, a German stock corporation ("Infineon"), and Ramtron International Corporation, a Delaware corporation (the "Company") is dated as of March 28, 2002, and is being entered into by and between Infineon and the Company.

                                     RECITALS

WHEREAS, pursuant to the Agreement, Infineon purchased shares of the Company's Common Stock and, subject to certain conditions, agreed to refrain from acquiring any additional shares of the Company's Common Stock for a specified period of time (the "Standstill Period"), which period is still in effect;

WHEREAS, concurrently herewith, Infineon and the Company are consummating a transaction pursuant to which Infineon will, among other things, purchase additional securities of the Company which are convertible and exercisable into shares of the Company's Common Stock and Ramtron will, among other things, waive its rights with respect to the applicability of the Standstill to Infineon's purchase of such additional securities and Infineon will, among other things, agree to amend the terms of the Standstill in accordance with this Amendment,

WHEREAS, Infineon and the Company wish hereby to amend the Agreement in order to extend the Lock-Up Period.

NOW, THEREFORE, in consideration of the foregoing recitals, the following covenants and promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Agreement as follows:

                                   AGREEMENT

1.  Definitions

Unless otherwise defined herein, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement, and references to "Section" or "Sections" herein are references to the specified sections of the Agreement.

2.  Amendments

    2.1  Section 7.9 - "Infineon Standstill".  Subsection (a)(i) of Section
         7.9 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "(i) the date three (3) years after the Initial Closing Date,"

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3.  Effect of Amendments

Except as expressly modified by the provisions of this Amendment, the Agreement and all of the terms, provisions and conditions thereof shall for all purposes remain unchanged, and in full force and effect, and are approved, ratified and confirmed, and from and after the date hereof all references to the Agreement in any other agreement to which any of the undersigned are parties shall mean the Agreement as amended hereby.

4.  Counterparts

This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date set forth in the preamble hereof.

INFINEON TECHNOLOGIES AG                  RAMTRON INTERNATIONAL
                                          CORPORATION


By  /S/ Klaus Fleischmann                 By /S/ William W. Staunton, III
   -------------------------                 ----------------------------
Name:  Klaus Fleischmann                  Name:  William W. Staunton, III
Title:  Sr. Director                      Title:  CEO

By  /S/ Dr. Michael Majerus
  -------------------------
Name:  Dr. Michael Majerus
Title:  Vice President
        Business Administration
        Memory Products Group

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